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                    August 10, 2020

       David Lucatz
       Chief Executive Officer
       MICT, Inc.
       28 West Grand Avenue, Suite 3
       Montvale, NJ 07645

                                                        Re: MICT, Inc.
                                                            Preliminary Merger
Proxy Statement on Schedule 14A
                                                            Filed January 21,
2020
                                                            File No. 1-35850

       Dear Mr. Lucatz:

              We have completed our review of your filing, including its two revised preliminary proxy statements. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action, or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Kenneth R. Koch, Esq.